                                                                   EXHIBIT 99.1


                                                                   NEWS RELEASE


CONTACTS:      Loren Pannier
               Senior Vice President, Investor Relations
               714.778.7109

                CKE RESTAURANTS, INC. PRICES PRIVATE PLACEMENT OF
                   $200.0 MILLION OF SENIOR SUBORDINATED NOTES

        ANAHEIM, Calif. - February 25, 1999 - CKE Restaurants, Inc. (NYSE:CKR) today announced that it has priced a $200.0 million private placement of 10-year senior subordinated notes due 2009, with a coupon of 9 1/8 percent. The notes are non-callable for the first five years. The offering is expected to close on March 4, 1999.

        Net proceeds are expected to be approximately 194.8 million. The Company intends to use the proceeds to repay a portion of the indebtedness outstanding under its senior credit facility.

        The securities offered have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration or applicable exemption from registration requirements.

        CKE Restaurants, Inc., through its subsidiaries, franchisees and licensees, operates 852 Carl's Jr. quick-service restaurants, primarily located in California, Oklahoma, Arizona, Nevada, Oregon, Colorado and Mexico; 2,813 Hardee's quick-service restaurants in 34 states and 10 foreign countries and 111 Taco Bueno quick-service restaurants in Texas and Oklahoma.